EXHIBIT 99.1

Team, Inc. Pre-Announces Fourth Quarter Earnings, Announces Further Revaluation of Venezuelan Operations; Board Increases Stock Repurchase Authorization to $50 Million

SUGAR LAND, Texas, June 24, 2014 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today pre-announced that it expects to report adjusted earnings for the fourth fiscal quarter ending May 31, 2014, of $0.60 per share (excluding the impact of the currency revaluation discussed below), up 10% compared to $0.54 per share earned in the fourth quarter of fiscal 2013, but below the Company's previously issued adjusted earnings guidance for the current quarter of $0.65 to $0.80 per share. Revenues in the current year quarter of approximately $211 million were at the low end of the Company's previous revenue guidance of $210 million to $225 million, and compared to $201 million of revenue in the prior year quarter.

Using the mid-point of the adjusted earnings guidance, the shortfall of about $0.12 per share is equivalent to about $4 million of operating income (earnings before interest and taxes, or EBIT). Revenues for the quarter are about $6 million less than the mid-point of the Company's revenue guidance. About half of the revenue and operating income shortfall is primarily attributable to project deferrals at Quest Integrity Group. The remainder of the revenue and operating income shortfall is due to slightly lower activity levels for the rest of Team's business units, coupled with higher than originally anticipated corporate and shared support costs.

Team now expects full year revenues to be $750 million and full year adjusted earnings to be about $1.45 per share. Adjusted earnings exclude the impact of the Venezuelan revaluation discussed below and certain other non-routine items discussed in prior fiscal 2014 quarterly earnings releases.

"The lower than forecast inspection project volumes at Quest Integrity Group this year do not reflect lost opportunities, but rather are the result of significant projects being moved into fiscal 2015," said Phil Hawk, Team's Chairman and CEO. "Additionally, there were many other encouraging trends in the fourth quarter: first, we achieved overall double digit revenue growth in our U.S. operations, our best quarterly growth rate in any quarter this year; second, we had improved operating margins in both our Mechanical Services and Inspection and Heat Treating business units; and finally, we finished the quarter with very high activity levels and have positive momentum going in to fiscal 2015. Additionally, we remain bullish on our outlook for fiscal 2015 and beyond; especially, in light of the energy infrastructure build-out expected along the Gulf Coast over the next several years," said Hawk.

Team expects to issue its full year financial statements after the close of market on Tuesday, August 5, 2014. "While we are not prepared yet to discuss our guidance for fiscal 2015, we can announce that our internal budget for fiscal 2015, which is the basis for Team's annual incentive compensation plans, has a revenue target of $842 million and an earnings target of $2.00 per share," said Hawk.

Venezuelan revaluation

In the fourth quarter, Team incurred an additional $2.1 million currency exchange loss associated with a further revaluation of our Venezuelan business. As Team previously reported, it has a small service location in Venezuela whose annual revenues have historically been less than one percent of Team's consolidated revenues. As of the beginning of the fourth quarter, Team began using the nascent market-based, state-run exchange rate, commonly referred to as SICAD-2 (approximately 50 bolivars to the US dollar) to translate local currency financial statements, changing from the SICAD-1 rate (which fluctuated between 10 and 11.8 bolivars per dollar) which had been adopted at the beginning of the third quarter of fiscal 2014. SICAD-2 was initiated by the Central Bank of Venezuela in March 2014.

"Based on recent changes to the operations of Venezuelan currency exchange rate mechanisms, we believe the SICAD-2 rate now represents a more realistic rate at which to translate our local currency financial statements than the SICAD-1 rate," said Ted Owen, Team's Executive Vice President and CFO. "The revaluations in the third and fourth quarters have effectively eliminated any future material exposure to our net investment in Venezuela. We continue to evaluate options with respect to that operation," said Owen. After the revaluation, the total net assets of Team's Venezuelan business is approximately $600 thousand.

Increase in Authorization for Stock Repurchase Plan

Team's Board of Directors has increased the authorization effective immediately to repurchase, in open market transactions, up to $50 million of Team common stock. After consideration of the $13 million of stock repurchases that were completed in the second quarter of fiscal 2014, $37 million in capacity remains under the authorization.

Conference Call

In connection with this release, Team will hold a conference call for investors on Wednesday, June 25, 2014 beginning at 8:00 a.m. Central Time. The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference by phone may call 866-314-5232 and use conference code 42282600.

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 125 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved.  We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

CONTACT: Ted W. Owen
         (281) 331-6154